Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2009
St. Louis, MO, February 5, 2009 … Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended December 31, 2008.  Reported diluted earnings per share (EPS) were $1.15 for the quarter compared to $1.61 last year, including the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. (NYSE:MTN) and the Post Foods acquisition as follows:

	Three Months Ended
	December 31,
	2008	2007
Gain on forward sale contracts	$.25	$.92
Gain on sale of securities	.18	-
Post Foods transition and integration costs	(.08)	-

First quarter diluted EPS excluding the above special items were $.80 compared to $.69 last year, a 16% increase.  Post Foods operating results for the first quarter met expectations for sales and operating profit, and the transition and integration into Ralcorp is proceeding as planned.  Ralcorp’s other businesses reported significantly improved combined net sales and profit contribution.  The Post Foods acquisition (completed August 4, 2008) was not accretive to diluted EPS for the first quarter but is expected to be approximately $.40 accretive for the remaining nine months of fiscal 2009 (subject to a number of important factors, risks, uncertainties and assumptions set forth under “Cautionary Statement on Forward-Looking Statements” below).

Other reported results for the quarter ended December 31, 2008 included:
•	Net sales increased 49%, primarily as a result of the Post Foods acquisition, as well as higher pricing in response to rising input costs.
•	Total segment profit contribution was up 123%, primarily due to Post Foods and improved selling prices, partially offset by higher costs.
•
Earnings before income taxes and equity loss were $110.8 million (compared to $69.7 million a year ago) including the non-cash gains on Vail forward sale contracts, gain on sale of Vail shares, and Post transition and integration costs.

•	Equity in loss of Vail Resorts, Inc. (after tax) was $4.1 million ($.07 per share) compared to $2.8 million ($.10 per share) a year ago.
•	Net earnings were $65.5 million compared to $42.4 million last year.
•	Weighted average shares for diluted EPS rose to 56.9 million from 26.2 million a year ago, primarily as a result of the 30.5 million shares issued in the Post Foods acquisition.

•	Food EBITDA was $136.1 million compared to $66.2 million last year, generally due to incremental EBITDA from Post Foods partially offset by transition and integration costs related to Post Foods.
•	The Company reduced its debt by $102.9 million as a result of strong cash flows from operations and the expansion of its trade receivables securitization program.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended
	December 31,
	2008	2007
Net Sales
Cereals	$449.3	$180.7
Frozen Bakery Products	191.1	182.5
Snacks	194.5	177.7
Sauces and Spreads	133.3	109.8
Total	$968.2	$650.7

Profit Contribution
Cereals	$74.1	$20.6
Frozen Bakery Products	15.0	17.7
Snacks	20.5	13.2
Sauces and Spreads	9.2	1.7
Total segment profit contribution	118.8	53.2
Interest expense, net	(26.3)	(11.5)
Gain on forward sale contracts	22.5	37.8
Gain on sale of securities	15.8	-
Restructuring charges	(.1)	(.7)
Stock-based compensation expense	(4.1)	(3.2)
Post Foods transition and integration costs	(7.1)	-
Other unallocated corporate expenses	(8.7)	(5.9)
Earnings before Income Taxes
and Equity Loss	$110.8	$69.7

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$136.1	$66.2
Depreciation and amortization	(37.3)	(22.8)
Interest expense, net	(26.3)	(11.5)
Gain on forward sale contracts	22.5	37.8
Gain on sale of securities	15.8	-
Income taxes	(41.2)	(24.5)
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(4.1)	(2.8)
Net Earnings	$65.5	$42.4

    Approximately $256.3 million of the first quarter’s $317.5 million sales growth came from Post Foods (included in the Cereals segment).  Excluding Post Foods, sales volume changes were mixed, with increases in Cereals (8%) and Sauces and Spreads (3%) offset by declines in Frozen Bakery Products (8%) and Snacks (6%).  Ralcorp raised selling prices in a number of its product categories in an effort to cover dramatically higher input costs.
    Amortization of intangible assets other than software (primarily related to brands and customers) increased, primarily as a result of the addition of amounts for Post Foods.  Total amortization of such intangibles was $9.0 million ($.10 per share) for the first quarter of fiscal 2009 and $5.5 million ($.13 per share) for the first quarter of fiscal 2008.

Special Items Related to Vail Resorts, Inc. and Post Foods
    Earnings were affected by gains on the Company’s forward sale contracts related to its shares of Vail Resorts, Inc., totaling $22.5 million and $37.8 million in the first quarter of fiscal 2009 and 2008, respectively.  In addition to the unrealized non-cash gains due to changes in the fair value of the contracts, the reported gains on these contracts are net of charges for any related stock borrow costs incurred by the counterparty in excess of a contractual limit.  Ralcorp incurred and paid $1.2 million of those excess stock borrow costs during the three months ended December 31, 2008, but there were no such costs or payments a year ago.
    Results for the first quarter of fiscal 2009 included a gain on the sale of 891,600 Vail shares, including 890,000 shares subject to the forward sale contracts.  The $15.8 million gain represents the difference between the book value of the shares and the $30.8 million net proceeds (received on a discounted basis at the inception of the related forward sale contract in November 2005).
    As planned, Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other significant integration undertakings.  While a portion of those costs are capitalized, the expense portion totaled $7.1 million in the three months ended December 31, 2008.

Additional Information
    The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. and the Post Foods acquisition (as described above).

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

    For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended December 31, 2008, filed February 5, 2009.  Also on February 5, 2009, the Company filed a Current Report on Form 8-K to provide historical segment information revised and updated from its previous presentation solely to reflect the Company’s new segment structure, effective October 1, 2008.

    Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 17 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

Cautionary Statement on Forward-Looking Statements
    Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are sometimes identified by their use of terms and phrases such as “will,” “believes,” “intends,” “anticipates,” “plans,” “expects,” or similar expressions.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, impact of costs or lower consumer demand associated with peanut product recalls in January 2009, significant increases in the costs of certain commodities, timely implementation of price increases, integration risks associated with the acquisition of the Post Foods business, the relative profitability of Post Foods compared to that of Ralcorp’s other businesses, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended
	December 31,
	2008	2007

Net Sales	$968.2	$650.7
Cost of products sold	(721.9)	(537.3)
Gross Profit	246.3	113.4
Selling, general and administrative expenses	(147.4)	(69.3)
Interest expense, net	(26.3)	(11.5)
Gain on forward sale contracts	22.5	37.8
Gain on sale of securities	15.8	-
Restructuring charges	(.1)	(.7)
Earnings before Income Taxes
and Equity Loss	110.8	69.7
Income taxes	(41.2)	(24.5)
Earnings before Equity Earnings	69.6	45.2
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(4.1)	(2.8)
Net Earnings	$65.5	$42.4

Earnings per Share
Basic	$1.17	$1.66
Diluted	$1.15	$1.61

Weighted Average Shares
for Basic Earnings per Share	56,048	25,470
Dilutive effect of:
Stock options	543	568
Stock appreciation rights	155	71
Restricted stock awards	146	84
Weighted Average Shares
for Diluted Earnings per Share	56,892	26,193